Exhibit 1

BNP PARIBAS USA, INC. SECRETARY'S CERTIFICATE I, Kelly Rice Moye, certify to the following as of the date hereof: 1. I am a duly appointed, qualified and acting Assistant Secretary of BNP Paribas USA, Inc. ("BNPP USA"). 2. Pierre Bouchara is duly appointed and is qualified to act on behalf of BNPP USA as an agent, with the authority, when acting jointly with a manager or another agent with appropriate authority, to execute and deliver on behalf of BNPP USA, the United States Securities and Exchange Commission Schedule 130 filing regarding First Hawaiian, Inc., to be dated on or about February 8, 2019. 3. The signature specimen set opposite Pierre Bouchara's name is his genuine signature. IN WITNESS WHEREOF, the undersigned has executed this certificate on this ih day of February, 2019. Kelly Rice Moye Assistant Secretary Secretary's Certificate (P. Bouchara) - February 2019 Name Signature Pierre Bouchara /s/ Pierre Bouchara /s/ Kelly Rice Moyé